ARC Receives NYSE Listing Standard Notice and Announces Response to Pandemic Crisis

SAN RAMON, California (April 10, 2020) – ARC Document Solutions, Inc. (NYSE: ARC), a leading document solutions provider to design, engineering, construction, and facilities management professionals, today announced that it was formally notified by the New York Stock Exchange (NYSE) that the average closing price of the Company’s shares of common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE.

The NYSE’s notification does not affect the Company's business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

The Company plans to notify the NYSE of its intent to cure the deficiency and return to compliance with the NYSE continued listing requirements. Under the NYSE's rules, the cure period extends for six months following receipt of the notification.

Announcement of Company-wide Cost Containment Actions in Response to Pandemic Crisis

Today the Company also announced temporary and voluntary salary reductions for its executive and managerial staff. All salaried employees have accepted temporary salary reductions between 10% and 25%. In addition, the executive suite has taken voluntary salary reductions amounting to 50% for the CEO, and salary reductions of 35% for the COO, CFO and CTO. Management described these actions as a response to the economic pressure the COVID-19 pandemic has placed on its business and its customers. Additional compensation measures for ARC’s hourly employees were made on a market-by-market basis, dependent on local business levels at the Company’s 170 service center locations.

“We serve essential businesses all around the country, so it is vital that we keep our employees healthy, the company operational and our customers productive during this extraordinarily disruptive time,” said Suri Suriyakumar, CEO of ARC. “Our teams in every service center and office have been nimble and adaptable in reacting to local health and economic conditions. Where necessary, they have made sacrifices in compensation or work hours in an effort to support the company and their communities. I’m very proud of their actions.”

About ARC Document Solutions (NYSE: ARC)

ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.

Contact information:
David Stickney
VP of Corp Comms & IR
925-949-5114